SECOND AMENDMENT TO THE ETF MANAGERS TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS SECON AMENDMENT, dated as of this 20th day of June, 2019, to the Amended and Restated Custody Agreement, dated as of December 19, 2017, (the “Agreement”), is entered into by and between U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”) and ETF MANAGERS TRUST, a Delaware statutory trust (the “Trust”).
RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the ETFMG Sit Ultra Short ETF to its Series, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the Parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties hereby agree that

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETF MANAGERS TRUST                 U.S. BANK NATIONAL ASSOCIATION

By:    /s/ Samuel Masucci, III                By:    /s/ Anita M. Zagrodnik
Name:    Samuel Masucci, III                Name:     Anita M. Zagrodnik
Title:    President                    Title: Senior Vice President

EXHIBIT B

to the Custody Agreement

Separate Series of ETF Managers Trust

ETFMG Prime Junior Silver ETF
ETFMG Prime Cyber Security ETF
ETFMG Prime Mobile Payments ETF
BlueStar Israel Technology ETF
Etho Climate Leadership U.S. ETF
ETFMG Drone Economy Strategy ETF
ETFMG Video Game Tech ETF
AI Powered Equity ETF
Rogers AI Global Macro ETF
ETFMG Sit Ultra Short ETF